Exhibit 10.1

MINK THERAPEUTICS, INC.

EXECUTIVE CHANGE OF CONTROL PLAN

Subject to the terms and conditions hereinafter set forth, MiNK Therapeutics, Inc., a Delaware corporation, (the “Company”) has established this Executive Change of Control Plan (the “Plan”) as of June 8, 2022 (the “Effective Date”) to offer certain compensation and benefits to certain Executives (as defined herein) in the event of a Change of Control (as defined herein) and/or certain terminations of employment following a Change of Control on or after the Effective Date, subject to the terms and conditions set forth in this Plan and the Participation Agreement to be executed by each Executive wishing to participate in this Plan, a form of which is attached hereto as Exhibit A (the “Participation Agreement”).

1. Definitions. For purposes of the Plan, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Cause”, as determined by the Company, means, as to any Executive: (i) a substantial failure of the Executive to perform the Executive’s duties and responsibilities to the Company or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Executive of a felony or a crime involving moral turpitude; (iii) the commission by the Executive of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Executive of the Code of Business Conduct and Ethics of the Company or any of its subsidiaries of any material policy of the Company or any of its subsidiaries, or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) material breach of any of the terms of the Plan, or of the terms of any other agreement between the Company or any of its subsidiaries and the Executive; or (vi) other conduct by the Executive that could be expected to be harmful to the business, interests or reputation of the Company

(c) “Change of Control” shall mean: (i) the acquisition by any Organization of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the common stock of the Company; provided, however, that for purposes of this subsection (i), an acquisition shall not constitute a Change of Control if it is: (A) by a Benefit Plan sponsored or maintained by the Company or an entity controlled by the Company or (B) by an entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(c); (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or a majority of the members of a nominating committee who are members of the

Incumbent Board) shall be treated as a member of the Incumbent Board unless he/she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Organization other than the Board; (iii) consummation of a merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, immediately following such transaction, (A) the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Organization (excluding any entity resulting from such transaction or any Benefit Plan of the Company or such entity resulting from such transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such entity, and (C) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such transaction; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For purposes of the Plan: “Benefit Plan” means any employee benefit plan, including any related trust; “Board” means the Board of Directors of the Company; “Exchange Act” means the Securities Exchange Act of 1934, as amended; and “Organization” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) excluding, for this purpose, the Company and its Affiliates as of the Effective Date.

(d) “Company” means MiNK Therapeutics, Inc., a Delaware corporation, and any successor in interest to the Company.

(e) “Compensation Committee” means the compensation committee of the Board.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(g) “Executive” means each employee of the Company specifically designated by the Compensation Committee (or an individual specifically appointed by the Compensation Committee to make such determination) as eligible to participate in the Plan, provided such individual holds the position of Vice President or above in the Company, or is otherwise identified as an essential employee of the Company by the Compensation Committee.

(h) “Good Reason” means, in each case, without Executive’s written consent, (i) a material reduction in Executive’s base salary, target incentive bonus, duties or responsibilities; or (ii) a relocation of Executive’s principal office, without his/her consent, to a location more than thirty (30) miles from its location on the day prior to the Change of Control; provided that (A) Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (B) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (C) Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period.

(i) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(j) “Products” mean all products planned, researched, developed, under development, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.

2. Change of Control.

(a) If, on or after the Effective Date, a Change of Control occurs, on the date of such Change of Control, notwithstanding the terms of the Company’s equity incentive plan under which Executive’s equity awards were granted or any applicable award agreements evidencing such awards, fifty-percent (50%) of any stock options, restricted stock units or shares of restricted stock of the Company previously granted or issued to Executive that are outstanding and unvested as of the date of the Change of Control and for which vesting is solely based on the passage of time shall become vested, exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture, provided that Executive is employed by the Company on the date of such Change of Control.

(b) If, on or after the Effective Date, a Change of Control occurs and, within eighteen (18) months following such Change of Control, the Company terminates Executive’s employment other than for Cause (not including as a result of Executive’s death or long-term disability), or such Executive terminates his/her employment for Good Reason, then the Company shall pay to Executive in one lump sum an amount equal to (i) twelve (12) months base salary at the rate in effect on the date of termination of employment (or, if greater, as in effect prior to any reduction to such base salary following the Change of Control), plus (ii) an amount equal to the higher of (A) Executive’s target incentive bonus for the year in which Executive’s employment terminates (or, if greater, as in effect prior to any reduction to such target incentive bonus following the Change of Control), or (B) the actual incentive bonus paid to Executive, if any, under the Company’s incentive plan for the last full fiscal year preceding the year in which Executive’s employment terminates; and, if Executive timely elects COBRA continuation coverage, the Company shall also pay the employer portion of the group medical and dental premium payments as in effect on the date of the termination of employment for Executive and his/her qualified dependents until the earlier of (i) the end of the twelve (12)-month period following the date of termination of employment, or (ii) the date on which Executive ceases to be eligible for COBRA continuation coverage for any reason or such coverage otherwise terminates. If Executive timely elects COBRA continuation coverage and the Company concludes that the foregoing arrangement could result in additional taxes or penalties for either Executive or the Company on account of the rules under Section 105(h) of the Internal Revenue Code, then in lieu of this continued subsidized coverage, Executive shall be provided with an additional severance payment equal to the value of this employer-provided subsidy for the twelve (12)-month period following the date of termination, plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make Executive whole for all taxes (including withholding taxes) on such payment. In addition, in the event the Company terminates Executive’s employment other than for Cause (not including as a result of Executive’s death or long-term disability), or Executive terminates his/her employment for Good Reason within eighteen (18) months following a Change of Control, then, notwithstanding the terms of the Company’s equity incentive plan under which Executive’s equity awards were granted or any applicable award agreements evidencing such awards, (I) any outstanding unvested options granted or issued to Executive as of the date of the Change of Control shall become vested and shall be exercisable for ninety (90) days following termination of Executive’s employment (but not following the original term of such options), (II) any shares of unvested restricted stock of the Company or unvested restricted stock units granted or issued to Executive as of the date of the Change of Control shall become vested and no longer subject to forfeiture (in the case of restricted stock), in the case of (I) and (II), assuming that any performance vesting conditions associated with a grant of options, restricted stock or restricted stock units are satisfied, and (III) the Company will provide Executive with an outplacement benefit in the form of a lump-sum payment of $10,000 plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make Executive whole for all taxes (including withholding taxes) on such outplacement assistance benefit.

(c) All payments required to be made by the Company hereunder to Executive or his/her dependents, beneficiaries, or estate will be reduced by any tax, payroll deductions or other amounts required to be withheld by the Company under applicable law or regulation.

(d) The payments and benefits contemplated by Section 2(a) and the contributions to the cost of Executive’s continued participation in the Company’s group health and dental plans that may be due Executive under Section 2(b) shall constitute the entire obligation of the Company to Executive. In order to receive and retain any payments or other benefits under Section 2(b), Executive must execute a general release of claims (the “Release”) in a form acceptable to the Company and Executive must continue to comply with any agreement between Executive and the Company or any of its Affiliates that includes non-competition, non-solicitation and/or confidentiality restrictions, including, for the avoidance of doubt, any restrictive covenants contained in any Participation Agreement (the “Restrictive Covenants”). The severance payments and benefits payable under the Plan shall be subject to forfeiture, clawback and/or recoupment by the Company automatically upon Executive’s breach of any Restrictive Covenants.

(e) Except for medical and dental insurance coverage continued pursuant to Section 2(b), benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment without regard to any continuation of base salary or other payment to Executive following such date of termination.

(f) The obligation of the Company to make payments to or on behalf of Executive under Section 2(b) is expressly conditioned upon Executive’s continued full performance of obligations under the Plan and Executive’s Participation Agreement. Executive recognizes that, except as expressly provided in Section 2(b), no compensation is earned by, or in any way owing to, Executive after termination of employment.

3. Timing of Payments; Section 409A.

(a) The Plan is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and the Plan (including all Participation Agreements) shall be construed and administered in accordance with Section 409A. Any payments under the Plan that may be exempt under Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be treated as exempt under Section 409A to the maximum extent possible. For purposes of Section 409A, references to termination of employment will be interpreted consistent with the definition of “separation from service” in Section 409A, to the extent required under Section 409A, and each installment in a series of payments will be treated as a separate “payment.” Notwithstanding any other provision of the Plan (including any Participation Agreement), if any payment or benefit is conditioned on Executive’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of the termination of employment and ending on the payment date if no delay had been imposed and shall be made (or commence to be made in the case of any health continuation benefits or shall become effective in the case of any accelerated vesting or exercisability of equity awards), in all cases subject to the next sentence, on the first payroll period following the date that the release becomes effective, but no later than sixty (60) days following the date of Executive’s termination of employment. If the period within which Executive must execute a Release begins in one calendar year and expires in the following calendar year, then any payments contingent upon the execution of a Release shall be made in such following calendar year (regardless of the year of execution of the Release) if the payment in such following calendar year is required to avoid penalty under Section 409A.

(b) Notwithstanding anything to the contrary in the Plan (including any Participation Agreement), if at the time of an Executive’s termination of employment, Executive is a “specified employee,” as defined below, any and all amounts payable under the Plan on account of such separation from service that are covered in (i) below that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury

Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Executive on account of non-compliance with Section 409A.

4. Section 280G of the Internal Revenue Code. Notwithstanding anything in the Plan to the contrary (including any Participation Agreement), if at any time it is determined that payment of the benefits described herein, either alone or together with any other payments and benefits payable to an Executive (the “280G Payments”), would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then such 280G Payments will be reduced by the Company by first reducing or eliminating payments that are payable in cash and then by reducing or eliminating payments, rights, and benefits that are not payable in cash, in each case, in reverse order beginning with payments, rights, or benefits that are to be paid farthest in time from the termination of employment or the Change of Control, as applicable, so that Executive will not be subject to the Excise Tax; provided that such reduction or elimination will not apply if Executive would receive a greater after-tax amount by receiving all such 280G Payments without reduction or elimination pursuant to the foregoing provisions of this sentence. In the event that an Executive receives payments or benefits that should not have been paid under this paragraph, Executive must repay or reimburse the Company promptly upon receiving notice that an overpayment has been made. Nothing in the Plan or any Participation Agreement will cause the Company to be responsible for, or to have any liability or obligation with respect to, the Excise Tax, including, but not limited to providing any gross-up or payment for such tax.

5. Amendment. The Plan may be amended, modified or terminated by the Compensation Committee in its sole discretion prior to the occurrence of a Change in Control; provided, that no such amendment, modification or termination shall be effective with respect to any Executive that has executed a Participation Agreement if such action would materially and adversely affect the interests of Executive, except to the extent such Executive has agreed in writing to be bound by such amendment, modification or termination; and provided further, that during the eighteen (18)-month period following the consummation of a Change in Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of an Executive.

6. Unfunded Plan. The Plan is unfunded, and payments and benefits hereunder are payable from the general assets of the Company. The Plan is unfunded and is intended to be an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), maintained for the purpose of providing benefits to a select group of management or highly compensated employees and shall be administered and construed in accordance with Appendix A.

7. Governing Law. This is Plan shall be construed and enforced under and be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof.

Adopted by the Board of Directors – June 8, 2022

Appendix A

CLAIMS, INQUIRIES AND APPEALS

(a) Claims for Benefits and Inquiries. Any claim for benefits, request for review, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Compensation Committee in writing by an Executive (or his or her authorized representative) at the following address:

MiNK Therapeutics, Inc.

149 Fifth Avenue Suite 500

New York, NY 10010

Attn: Chairman of the Compensation Committee of the Board

(b) Denial of Claims. In the event that any claim for benefits is denied in whole or in part, the Compensation Committee must provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Compensation Committee needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Compensation Committee’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in (d) below.

This notice of denial will be given to the claimant within ninety (90) days after the Compensation Committee receives the claim, unless special circumstances require an extension of time, in which case, the Compensation Committee has up to an additional ninety (90) days for processing the claim. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Compensation Committee is to render its decision on the claim.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Compensation Committee within sixty (60) days after the claim is denied. A request for a review shall be in writing and shall be sent to the address set forth above. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent. The claimant (or his or her representative) shall have the opportunity to submit (or the Compensation Committee may require the claimant to submit) written comments, documents, records, and other information relating to his or her claim. The claimant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Compensation Committee will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Compensation Committee is to render its decision on the review. The Compensation Committee will give prompt, written or electronic notice of its decision to the claimant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Compensation Committee confirms the denial of the claimant for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Compensation Committee will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Compensation Committee may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by (a) above, (ii) has been notified by the Compensation Committee that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in (c) above, and (iv) has been notified that the Compensation Committee has denied the appeal. Notwithstanding the foregoing, if the Compensation Committee does not respond to an Executive’s claim or appeal within the relevant time limits specified in this Appendix A, Executive may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earlier of: (i) one year after the date on which the claimant receives a decision from the Compensation Committee regarding his or her appeal; and (ii) the date otherwise prescribed by applicable law.

Exhibit A

EXECUTIVE CHANGE OF CONTROL PLAN

Participation Agreement

Executive signing below hereby wishes to participate in the Executive Change of Control Plan of MiNK Therapeutics, Inc. (as it may be amended from time to time, the “Plan”). In order for Executive to participate in the Plan, Executive must agree to the restrictions on his/her activities during and after his/her employment as provided in this Participation Agreement. Any capitalized terms used in this Participation Agreement and not defined shall have the meaning set forth in the Plan. By signing below, the Company and Executive agree as follows:

1. Participation in the Plan. Executive shall be entitled to participate in the Plan on the terms and conditions provided for in the Plan and this Participation Agreement, as the same may be amended from time to time.

2. Non-competition. While Executive is employed by the Company and for the greater of (i) twelve (12) months after his/her employment terminates or (ii) the period during which Executive is receiving payments or benefits under the Plan (the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment. Restricted activity includes, without limitation, accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of Executive’s employment has been, a competitor or a customer of the Company or any of its Affiliates. For the purposes of this Section 2, the business of the Company and its Affiliates shall include all Products and Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing shall not prohibit Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company. Executive agrees that, during his/her employment with the Company or any Affiliate of the Company, he/she will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his/her duties and obligations to the Company or any of its Affiliates.

3. Non-solicitation. Executive further agrees that while he/she is employed by the Company or any Affiliate of the Company and thereafter during the Non-Competition Period, Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

4. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Participation Agreement, participation in the Plan and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound. In addition, except where specifically provided in the Plan or this Participation Agreement, nothing in the Plan or this Participation Agreement is intended to replace, amend or modify any other agreement between the Company and Executive, and to the extent such other agreements contain similar provisions to those provided for in this Participation Agreement, such provisions shall be in addition to the provisions provided herein and shall remain in effect.

5. Notification Requirement. Until the conclusion of the Non-Competition Period, Executive shall give notice to the Company of each new business activity he/she plans to undertake, at least twenty-one (21) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such Person. Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with this Participation Agreement and the Plan.

6. Enforcement of Covenants. Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Participation Agreement, including the restraints imposed upon him/her pursuant to the Plan and this Participation Agreement. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he/she to breach any of his/her covenants contained in the Plan or this Participation Agreement, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 2 and 3 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7. General. This Participation Agreement may be amended or modified by execution of an amendment signed by Executive and the Company. This Participation Agreement and the Plan shall be construed and enforced under and be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Participation Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of _________________, _____.

EXECUTIVE:	MINK THERAPEUTICS, INC., a Delaware corporation

By:
[NAME OF EXECUTIVE]	Name:
Title: